EXHIBIT 3.2

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                              LORAL CYBERSTAR, INC.
                                      INTO
                           LORAL ORION SERVICES, INC.


     LORAL CYBERSTAR, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

     First: That the Corporation was incorporated on the 26th day of October, 1982, pursuant to the General Corporation Law of the State of Delaware.

     Second: That immediately prior to the merger described herein, the Corporation owns all of the outstanding shares of the stock of LORAL ORION SERVICES, INC., a corporation incorporated on the 26th day of October, 1982, pursuant to the General Corporation Law of the State of Delaware.

     Third: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 9th day of December, 1999, determined to merge itself into said LORAL ORION SERVICES, INC.:

          RESOLVED, that Loral CyberStar, Inc. merge, and it hereby does merge itself into said Loral Orion Services, Inc. which assumes all of the obligations of Loral CyberStar, Inc.; and it is

          FURTHER RESOLVED, that the merger shall be effective at the close of the business day on December 31, 1999, immediately following the merger of Orion Oldco Services, Inc. into Loral CyberStar, Inc.; and it is

          FURTHER RESOLVED, that a proposal be submitted to the stockholders of Loral CyberStar, Inc. to approve the proposed merger, and upon receiving the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon of Loral CyberStar, Inc., the merger shall be approved; and it is

          FURTHER RESOLVED, that the proper officers of the Corporation be and such officer is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into said Loral Orion Services, Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, wither within or without the State of Delaware, which may be in anyway necessary or proper to effect said merger; and it is


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          FURTHER  RESOLVED,  that  the  name of the  surviving  corporation  be changed by changing Article FIRST of the Certificate of Incorporation of the surviving corporation to read as follows: "The name of the Corporation is Loral CyberStar, Inc."

     Fourth: That the merger has been approved by written consent of the holders of at least a majority of the outstanding stock entitled to vote thereon of LORAL CYBERSTAR, INC.

     Fifth: This Certificate of Incorporation of LORAL ORION SERVICES, INC. is amended as follows: Article FIRST of the Certificate of Incorporation of the surviving corporation to read as follows: "The name of the Corporation is LORAL CYBERSTAR, INC."

     Sixth: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of LORAL CYBERSTAR, INC. at any time prior to the time that this merger being filed with the Secretary of State becomes effective.

     IN WITNESS WHEREOF, said CORPORATION has caused this Certificate to be signed by Avi Katz, its Vice President and Secretary, this 28th day of December, 1999.

                                          LORAL CYBERSTAR, INC.

                                          By: /s/ Avi Katz
                                             -----------------------------------
                                             Name:  Avi Katz
                                             Title: Vice President and Secretary



Attest:


By:/s/ Janet T. Yeung
   ---------------------------------
   Name:  Janet T. Yeung
   Title: Assistant Secretary